VEDDERPRICE                             VEDDER,PRICE,KAUFMAN & KAMMHOLZ
                                        222 North LaSalle Street
                                        Chicago, Illinois 60601-1003
                                        312-609-7500
                                        Facsimile: 312-609-5005

                                        A partnership including Vedder, Price,
                                        Kaufman & Kammholz Z, P.C. with Offices
                                        in Chicago and New York City

                                        September 28, 2001

Allied Asset Advisors Funds
745 McClintock Drive, Suite 114
Burr Ridge, Illinois 60521

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Allied Asset Advisors Funds, a Delaware business trust (the "Trust"), in connection with the public offering from time to time of shares of beneficial interest, no par value ("Shares"), in the Dow Jones Islamic Index Fund (the "Fund"), the sole initial series of the Trust.

     We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and assuming that the Trust's Declaration of Trust dated January 10, 2000, the Written Instrument Establishing and Designating Classes of Interests dated May 4, 2000, and the By-Laws of the Trust adopted January 10, 2000, as amended on May 4, 2000 are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Trust on May 4, 2000 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that
(a) the Trust is a duly formed and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) and is authorized to issue an unlimited number of Shares in the Fund; and (b) upon issuance of the Shares for cash at net asset value and receipt by the Trust of a purchase price not less than the net asset value thereof, the Shares of the Fund will be legally issued and outstanding, fully paid and nonassessable.

     This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                  Very truly yours,


                                  /s/Vedder, Price, Kaufman & Kammholz
                                  ------------------------------------
                                  VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/COK